CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No.2 to Registration Statement No. 333-178767 on Form N-1A of our report dated April 13, 2012, related to the statement of assets and liabilities of First Trust/Dow Jones Dividend & Income Allocation Portfolio, a series of First Trust Variable Insurance Trust, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the heading "Independent Registered Public Accounting Firm" and "Policy Regarding Disclosure of Portfolio Holdings" in the Statement of Additional Information.




/s/ Deloitte & Touche LLP

Chicago, Illinois
April 13, 2012